Exhibit 99.1

For Immediate Release

QLogic Executive Chairman H.K. Desai

Joins AppliedMicro’s Board of Directors

Former chief executive of leading network adapter company to offer experience, technology knowledge and business insight to AppliedMicro board

SUNNYVALE, Calif. – March 1, 2011 – Applied Micro Circuits Corp., or AppliedMicro (Nasdaq: AMCC), today announced that H.K. Desai, Chairman of the Board and Executive Chairman of QLogic Corp., has joined the company’s Board of Directors.

“We are very fortunate and honored that Mr. Desai will join the Board of AppliedMicro,” said Cesar Cesaratto, Chairman of the Board for AppliedMicro. “His wealth of experience in the networking industry, his in-depth knowledge of state-of-the-art technologies and business acumen will be invaluable as a guiding influence for the company’s strategic direction. AppliedMicro is expanding its customer relationships into partnerships in order to improve its delivery of next-generation solutions and Mr. Desai will play a role in guiding our company’s efforts for this vital area.”

Mr. Desai brings more than 20 years of industry experience to AppliedMicro’s Board of Directors. Prior to his current position, he served as Chief Executive Officer of QLogic for 15 years until last November. Mr. Desai joined the company in 1995 as interim CEO, President and Chief Technical Officer. Mr. Desai was first appointed to the QLogic Board in 1996 and became Chairman in 1999.

“AppliedMicro welcomes Mr. Desai to the Board and we are very fortunate to have him as a contributing member as we develop next-generation networking and telecommunications solutions,” said Dr. Paramesh Gopi, President and CEO of AppliedMicro. “Networking technology expertise is a highly sought-after commodity and no one is more accomplished in this field than Mr. Desai.”

AppliedMicro Overview

AppliedMicro is a global leader in energy conscious computing solutions for telco, enterprise, data center, consumer and SMB applications. With a 30-year heritage as an innovator in high-speed connectivity and high performance embedded processing, AppliedMicro employs patented transport and embedded processor SoCs to provide high performance energy efficient products. AppliedMicro’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AppliedMicro, visit the company’s Web site at http://www.apm.com.

Corporate Contact:	Media Contact:

AppliedMicro	The Bernard Group
Tally Kaplan Porat	Tom Murphy
(o) 408.702.3139	(o) 831-661-0260
(c) 408.483.8370	(c) 831-402-4142
tkaplan@apm.com	tmurphy@bernardgroup.com

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